NEWS

For:	From:
Ladish Co., Inc.	Libby Communications
5481 South Packard Avenue	1414 East Harbour Towne Circle
Cudahy, WI 53110-8902	Muskegon, MI 49441
Contact: Wayne E. Larsen	Contact: William J. Libby
414-747-2935	231-755-4111
414-747-2602 Fax	231-755-4144 Fax

Release date: 5 February 2008

LADISH REPORTS $424.6 MILLION OF SALES AND $32.3 MILLION OF NET INCOME FOR FISCAL 2007

Cudahy, WI—Ladish Co., Inc. (NASDAQ: LDSH) (www.ladishco.com) today reported 2007 net income was $32.3 million, or $2.22 of diluted earnings per share, on sales of $424.6 million. During the fourth quarter of 2007 the Company had diluted earnings per share of $0.64 in comparison to $0.42 in the fourth quarter of 2006.

Ladish will host a conference call on Wednesday, February 6, 2008 at 9:00 a.m. EST to discuss the Company’s performance for 2007. The telephone number to call to participate in the conference call is (877) 856-1969.

	For the Three Months Ended December 31,		For the Year Ended December 31,
(Dollars in thousands, except earnings per share)	2007	2006	2007	2006
Net sales	$108,344	$93,447	$424,631	$369,290
Cost of goods	90,081	78,089	355,628	302,123

Gross profit	18,263	15,358	69,003	67,167
SG&A	4,539	4,486	16,684	18,207

Operating income	13,724	10,872	52,319	48,960
Interest expense & other	386	1,310	2,165	4,266

Pretax income	13,338	9,562	50,154	44,694
Income tax provision	4,028	3,632	17,798	16,034
Minority interest in subsidiary earnings	30	(4)	68	179

Net income	$9,280	$5,934	$32,288	$28,481

Basic earnings per share	$0.64	$0.42	$2.22	$2.01
Basic weighted average
shares outstanding	14,534,467	14,200,967	14,516,120	14,136,946
Diluted earnings per share	$0.64	$0.42	$2.22	$2.00
Diluted weighted average
shares outstanding	14,558,269	14,245,636	14,550,258	14,205,641

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NEWS

	December 31,
(Dollars in thousands)	2007	2006
Cash and cash equivalents	$5,952	$3,431
Accounts receivable, net	75,226	69,144
Inventory	118,187	106,736
Net PP&E	144,110	112,096
Other	37,976	37,199

Total Assets	$381,451	$328,606

Accounts payable	$42,116	$32,933
Accrued liabilities	18,343	15,602
Senior bank debt	7,500	2,100
Senior notes	46,000	52,000
Pensions	30,484	35,510
Postretirement benefits	35,454	37,791
Stockholders’ equity	201,554	152,670

Total Liabilities and Equity	$381,451	$328,606

“Ladish finished 2007 with $108.3 million of net sales in the fourth quarter, a 16% improvement over 2006. Fourth quarter net income of $9.3 million was a 56% gain over the same period in 2006. These fourth quarter results ensured that 2007 was another strong year for Ladish. With a 15% increase in sales to $424.6 million and a 13% increase in net income to $32.3 million, Ladish’s 2007 performance continued the solid trend of year-over-year improved results,” says Kerry L. Woody, Ladish’s President and CEO. “The robust growth in sales and profitability was driven by increased demand in all three markets served by Ladish along with our continued drive to reduce costs and improve productivity. While general aerospace sales reflected the largest growth with a 47% improvement over 2006, sales of jet engine components and general industrial components also expanded from 2006 levels.”

“The outlook for 2008 and beyond is optimistic. Contract backlog at December 31, 2007 was a record $611 million in comparison to $500 million at the end of 2006,” observed Mr. Woody. “Progress continues on the new 12,500-ton isothermal press in Wisconsin which we expect to be installed by the end of the second quarter. Our titanium investment casting business will grow in 2008 and into the future with the added capacity of a new furnace and facility expansion in our Albany, Oregon facility along with the start-up of a complementary casting operation in Mexico. The development of an aerospace forging business at ZKM continues as we are also developing value-added machining and inspection capabilities in Poland. The continued strength of aerospace markets worldwide provides the basis for Ladish to drive its improved performance in the future.”

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon, Connecticut and Poland. Ladish common stock trades on Nasdaq under the symbol LDSH.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, unanticipated slowdowns in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.

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LCI-08-02